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                                                                   Exhibit 10.10

                              AMENDED AND RESTATED

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of the date set forth below and effective as of the Effective Date (defined below), by and between Haynes International, Inc. (the "COMPANY"), a Delaware corporation, and Francis J. Petro (the "EXECUTIVE").

                             PRELIMINARY STATEMENTS

     WHEREAS, the Company and the Executive previously entered into that certain Executive Employment Agreement, dated as of January 1, 2003 (the "EMPLOYMENT AGREEMENT");

     WHEREAS, the Company and the Executive previously entered into that certain Severance Agreement (the "SEVERANCE AGREEMENT") dated as of January 29, 2000 whereby the rights and obligations of the Executive in the event of a termination associated with a change in control of the Company were set forth;

     WHEREAS, on March 29, 2004, the Company filed a voluntary petition for bankruptcy under Chapter 11 of Title 11 of the U.S. Code (11 USC Section 101, ET. SEQ.) in the U.S. Bankruptcy Court for the Southern District of Indiana (the "BANKRUPTCY"); and


     WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement on the terms and conditions set forth herein such that this Agreement shall supersede and replace both the Employment Agreement and the Severance Agreement and shall address the Executive's employment and termination of employment with the Company following the Company's emergence from Bankruptcy.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

     SECTION 1.   EMPLOYMENT.

     (a) PRIOR AGREEMENTS. Effective as of the effective date of the Company's plan of reorganization (the "PLAN OF REORGANIZATION") as filed with the U.S. Bankruptcy Court for the Southern District of Indiana (the "EFFECTIVE DATE"), the Executive's employment with the Company and benefits upon a termination of employment shall be governed by this Agreement, which restates and supersedes each of the Employment Agreement and the Severance Agreement.

     (b)  OFFER AND ACCEPTANCE. During the Employment Term (as defined in
SECTION 1(d) below), the Company agrees to employ the Executive in the position of President and Chief Executive Officer of the Company upon the terms and subject to the conditions set forth herein, and the Executive agrees to remain in the employ of the Company on such terms and conditions.

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     (c)  DUTIES. The Executive's duties shall include those duties that are consistent with his position as President and Chief Executive Officer of the Company as well as those reasonably assigned to him from time to time, in good faith, by the Board of Directors of the Company (the "BOARD"). The Executive shall (i) devote his working hours, on a full-time basis, to his duties under this Agreement; (ii) faithfully, industriously and loyally serve the Company;
(iii) comply in all material respects with the lawful and reasonable directions and instructions given to him by the Board; and (iv) use his reasonable best efforts to promote and serve the interests of the Company. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive's duties and responsibilities hereunder. The Executive agrees to serve as (i) a member of the Board and on any of the board of directors of any subsidiary or affiliate of the Company, and
(ii) as an officer of any subsidiary or affiliate of the Company, without any additional compensation while he is employed by the Company. Upon termination of the Executive's employment by the Company for any reason, the Executive shall immediately resign from the Board and any other position as a member of the board of directors or as an officer of any such subsidiary or affiliate of the Company.

     (d) EMPLOYMENT TERM. The Executive's employment by the Company under this Agreement shall commence on the Effective Date and shall continue thereafter and shall terminate on September 30, 2007 (the "EMPLOYMENT TERM"), unless renewed by a subsequent written agreement of the parties. The Executive's employment by the Company shall be subject to termination at any time during the Employment Term as provided in subsection (f) of this SECTION 1. As used herein, the term "EMPLOYMENT TERM" shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

     (e) COMPENSATION AND BENEFITS. During the Employment Term, the Company shall pay and provide the following compensation and other benefits to the Executive as full compensation for all services rendered by the Executive as an employee of the Company under the terms and conditions of this Agreement. All payments made to the Executive hereunder shall be subject to appropriate payroll deductions and other withholdings required by law.

          (i) ANNUAL SALARY. During the Employment Term, the Company shall pay to the Executive, in accordance with the then prevailing payroll practices of the Company, a base salary (the "ANNUAL SALARY") at the annual rate of Four Hundred Eighty Thousand Dollars ($480,000) per year.

          (ii) BONUSES. With respect to each full fiscal year during the Employment Term, the Executive shall be eligible to receive an annual bonus based upon the achievement by the Company of specific performance requirements (e.g. EBITDA benchmarks' and/or working capital targets) which shall be determined by the Board in its sole and absolute discretion prior to or at the commencement of the applicable fiscal year (the "BONUS"). The actual amount of the Bonus shall be equal to a percentage of the Annual Salary in effect as

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     of September 30th of such fiscal year and shall be determined by the Board in its sole and absolute discretion prior to or at the commencement of the applicable fiscal year. Notwithstanding the foregoing, for the 2004 fiscal year only, the target amount for the Bonus shall be sixty percent (60%) of the Annual Salary in effect as of September 30, 2004; provided, however, Executive shall be eligible to receive a minimum Bonus in an amount equal to thirty-five percent (35%) of such Annual Salary and a maximum Bonus equal to one hundred twenty percent (120%) of such Annual Salary, based upon the achievement of the performance requirements, as determined by the Board in its sole and absolute discretion. The Bonus, if earned, shall be paid to the Executive by the Company no later than February 1 of the following calendar year.

          (iii) BENEFITS. The Executive shall be eligible to participate in all employee health and welfare benefit plans in which senior executives of the Company are entitled to participate, but participation shall be subject to all of the terms and conditions) of such plans applicable to all such senior executives, including all waiting periods, eligibility requirements, contributions, exclusions and other similar conditions or limitations. In the case of any disability plan, the Company agrees that such plan will provide the benefits contemplated by SECTION 1(e)(iv) or in lieu of such plan participation, the Company will provide to the Executive the disability insurance coverage contemplated by SECTION 1(e)(iv).

          (iv) INSURANCE. The Executive shall be entitled to receive long-term disability insurance coverage and the amount of the benefit payments under such insurance coverage shall be not less than sixty percent (60%) of the Annual Salary then in effect (the "DISABILITY INSURANCE"). The Company shall pay all premiums related to the Disability Insurance as long as the Executive is employed by Company hereunder. In addition, the Company shall provide the Executive with a life insurance policy in a face amount equal to five (5) times the Annual Salary then in effect (the "LIFE INSURANCE"), which policy shall be convertible to an individual policy at the election of the Executive upon termination of the Executive's employment by the Company. The Company shall be the owner of the Life Insurance and shall pay all premiums related thereto prior to termination of the Executive's employment by the Company.

          (v) EXPENSES. The Company shall reimburse the Executive, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and customary business expenses incurred by the Executive in connection with his employment by the Company, including, but not limited to, all reasonable and customary travel-related expenses incurred in connection with periodic trips to Syracuse, New York, provided, in any case, that the Executive complies with the standard reporting and reimbursement policies as may be established by the Company from time to time.

          (vi) VACATION. The Executive shall be entitled to five (5) weeks of vacation, measured on a calendar year basis. The Executive shall schedule vacation periods at reasonable times in accordance with the Company's vacation policy for senior executives. The Executive shall accrue and receive full compensation and benefits during his vacation periods. Unused vacation leave time shall not entitle the Executive to any additional compensation and may not be carried over to a subsequent calendar year.

          (vii) SERP. The Executive shall be entitled to participate in the Haynes International, Inc. Supplemental Executive Retirement Plan on the terms and conditions

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     as set forth in the Participation Agreement entered into by and between the
     Executive and the Company dated December 13, 2002 as amended as of the date hereof (the "SERP").

          (viii) COMPANY CAR. The Company shall provide the Executive with the use of an automobile owned or leased by the Company at its expense for Company-related purposes (the "COMPANY CAR"). The Company shall pay or reimburse the Executive for all expenses incurred in connection with the Executive's use of the Company Car, including, but not limited to, insurance, gasoline, registration taxes and maintenance. The Company Car shall be a Buick Park Avenue or an automobile of a similar class. The Executive agrees that the use of the Company Car for personal-related matters will result in imputed income to the Executive and at the end of each calendar year, the Company and its accountants shall reasonably determine the amount of such income to be included in the Executive's compensation in connection with the personal use of the Company Car and the Executive agrees that he shall be responsible for any and all taxes imposed on such imputed income.

          (ix) COUNTRY CLUB MEMBERSHIP. The Company shall reimburse the Executive for all regular monthly membership dues and business-related charges incurred by the Executive in connection with his membership at a country club. The Executive agrees that he shall be responsible for any and all taxes imposed on the reimbursements made pursuant to the preceding sentence.

          (x) OPTIONS. As of the Effective Date, the Company shall establish a long-term equity incentive plan in which the Executive is eligible to participate (the "LTIP"). During the Employment Term, the Executive shall remain eligible to participate in the LTIP pursuant to the terms and conditions set forth therein.

          (xi) DEATH BENEFIT PLAN. The Executive shall be eligible to participate in the Haynes International, Inc. Death Benefit Plan, as amended, pursuant to the terms and conditions set forth in such plan.

     (f) TERMINATION OF EMPLOYMENT. Subject to the terms of Section 1(g) below, the Executive's employment by the Company may be terminated as follows:

          (i) TERMINATION UPON THE EXPIRATION OF THE EMPLOYMENT TERM. Unless otherwise agreed to in writing by the Company and the Executive, the Executive's employment shall terminate on September 30, 2007 unless terminated earlier pursuant to this SECTION 1(f). In the event that the Executive's employment terminates upon the expiration of the Employment Term, then the Executive shall be entitled to receive the compensation and benefits set forth in SECTION 1(g)(i).

          (ii) TERMINATION FOR CAUSE. The Company may immediately terminate, at any time, Executive's employment by the Company for "Cause." A termination for "Cause" means a termination by reason of the Board's good faith determination that the Executive (i) continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive's medically documented incapacity due to physical or mental illness) including, without limitation, repeated refusal to follow the reasonable

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     directions of the Board, knowing violation of the law in the course of performance of the Executive's duties with the Company, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company's premises during regular business hours, (ii) engaged in conduct which constituted a material breach of
     SECTION 2 or SECTION 3 of this Agreement, (iii) was indicted (or equivalent under applicable law), convicted of, or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, or (iv) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates, or (v) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Executive within thirty (30) days after receipt of written notice from the Board which shall set forth in reasonable detail the nature of the facts and circumstances which constitute Cause. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board. If the Company has reasonable belief that the Executive has committed any of the acts described above, it may suspend the Executive (with or without pay) while it investigates whether it has or could have Cause to terminate the Executive. The Company may terminate the Executive for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that the Executive has not committed an act which would constitute Cause, the Executive shall be treated as if he were terminated without Cause.

          (iii) TERMINATION WITHOUT CAUSE. The Company may, at any time, terminate the Executive's employment by Company without Cause by providing prior written notice thereof to the Executive.

          (iv) RESIGNATION FOR GOOD REASON. The Executive may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the "RESIGNATION NOTICE") at least forty-five (45) days prior to the effective date of the resignation, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason and the Company shall have thirty (30) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence, during the Employment Term, of any of the following actions or failures to act, but in each case only if it is not consented to by the Executive in writing: (a) a material adverse change in the Executive's duties, reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change; (b) a material reduction by the Company in the Executive's Base Salary or annual bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Executive; or (c) any change of more than 50 miles in the location of the principal place of employment of the Executive immediately prior to the effective date of such change. For purposes of this definition, none of the actions described in clauses (a) and (b) above shall constitute "Good Reason" with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is

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     remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Executive (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (a) and (b) above on the sixtieth (60th) day following the later of the occurrence of such action or the Executive's knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

          (v) RESIGNATION WITHOUT GOOD REASON. The Executive may, at any time, terminate the Executive's employment by the Company without Good Reason by providing thirty (30) days' prior written notice thereof to the Company.

          (vi) DEATH; DISABILITY OR RETIREMENT. The Executive's employment shall terminate immediately upon the Executive's death, Disability, or Retirement (each as defined below). For purposes of this Agreement, "DISABILITY" means the Executive is totally and permanently disabled as defined in the Haynes International, Inc. Pension Plan and "RETIREMENT" means a resignation by the Executive after having reached age fifty-five
     (55), but in no event prior to September 30, 2007.

     (g)  EFFECT OF TERMINATION.

          (i) TERMINATION UPON THE EXPIRATION OF THE EMPLOYMENT TERM. Upon the termination of the Executive's employment pursuant to SECTION 1(f)(i), the Executive will be entitled to (A) payment of that portion of the Executive's then effective) Annual Salary which has been earned but not yet paid through and including the last day of the Executive's employment (the "TERMINATION DATE"); (B) payment of any Bonus earned by the Executive under the terms and conditions of this Agreement prior to the Termination Date that remains unpaid; (C) reimbursement of any reimbursable business expenses under SECTION 1(e)(v), which were incurred by the Executive through and including the Termination Date; (D) continuation of benefits to which the Executive is entitled under SECTION L(e)(iii) and SECTION 1(e)(iv) through and including the Termination Date and; (E) the SERP that the Executive is entitled to under SECTION 1(e)(vii). In addition, any unvested stock options held by the Executive shall terminate immediately and any vested stock options held by the Executive shall remain exercisable for ninety days (90) following the Termination Date, but in no event later than the expiration date of such stock option as specified in the applicable grant letter.

          (ii) TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. Upon the Company's termination of the Executive's employment for Cause pursuant to SECTION 1(f)(ii) or the Executive's resignation without Good Reason pursuant to SECTION L(f)(v), Executive will be entitled to (A) payment of that portion of the Executive's then effective Annual Salary which has been earned but not yet paid through and including the Termination Date; (B) payment of any Bonus earned by the Executive under the terms and conditions of this Agreement prior to the Termination Date that remains unpaid; (C) reimbursement of any reimbursable business expenses under SECTION 1(e)(v), which were incurred by the Executive through and including the

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     Termination Date; (D) continuation of benefits to which the Executive is entitled under SECTION 1(e)(iii) and SECTION 1(e)(iv) through and including the Termination Date; and (E) the SERP that the Executive is entitled to under SECTION 1(e)(vii). In addition, (x) upon a termination by the Company pursuant to SECTION 1(f)(ii), any vested or unvested stock options held by the Executive shall terminate immediately and (y) upon the Executive's resignation pursuant to SECTION 1(f)(v), any unvested stock options held by the Executive shall terminate immediately and any vested stock option held by the Executive shall remain exercisable for thirty (30) days following the Termination Date but in no event later than the expiration date of such stock option as specified in the applicable grant letter.

          (iii) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Upon the Company's termination of the Executive's employment without Cause, pursuant to SECTION 1(f)(iii) or the Executive's resignation for Good Reason pursuant to SECTION L(f)(iv), the Executive shall be entitled to receive a lump sum payment equal to (A) payment of that portion of the Executive's then effective Annual Salary which has been earned but not yet paid through and including the Termination Date; (B) payment of any Bonus earned by the Executive under the terms and conditions of this Agreement prior to the Termination Date that remains unpaid; and (C) payment of an amount based upon the following formula:

                              (A + ((B + C)/2)) x 2

Where:  "A" equals the Annual Salary then in effect;

     "B" equals the Bonus paid or payable to the Executive with respect to the fiscal year immediately preceding the fiscal year in which the Executive's termination or resignation occurs (if no such Bonus was paid or payable with respect to such year, the Bonus amount used for this calculation shall be zero).

     "C" equals the Bonus paid or payable to the Executive with respect to the second fiscal year preceding the fiscal year in which the Executive's termination or resignation occurs (if no such Bonus was paid or payable with respect to such year, the Bonus amount used for this calculation shall be zero.)

     The Executive shall also be entitled to receive (A) reimbursement of any reimbursable business expenses under SECTION 1(e)(v), which were incurred by the Executive through and including the Termination Date; (B) continuation of medical and hospitalization benefits to which the Executive is entitled under
SECTION 1(e)(iii), Life Insurance and Disability Insurance to which the Executive is entitled under SECTION 1(e)(iv), in each case, until the second
(2nd) anniversary of the Termination Date; provided, however, that such benefits shall terminate to the extent that the Executive obtains comparable benefits coverage from another employer during such two (2) year period and (C) the SERP that the Executive is entitled to under SECTION 1(e)(vii). In addition, any unvested stock options held by the Executive will vest immediately and all options held by the Executive will remain exercisable for one (1) year from the Termination Date, but in no event later than the expiration date of such stock option as specified in the applicable grant letter.

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          (iv)    DEATH; DISABILITY OR RETIREMENT. Upon termination of the
     Executive's employment pursuant to SECTION 1(f)(vi), the Executive or the Executive's heirs, estate, personal representative or legal guardian, as appropriate, will be entitled to receive (A) payment of that portion of the Executive's then effective Annual Salary which has been earned but not yet paid through and including the Termination Date; (B) payment of any Bonus earned by the Executive under the terms and conditions of this Agreement prior to the Termination Date that remains unpaid; (C) reimbursement of any reimbursable business expenses under SECTION 1(e)(v), which were incurred by the Executive through and including the Termination Date; (D) continuation of benefits to which the Executive is entitled under SECTION 1(e)(iii) and SECTION 1(e)(iv) through and including the Termination Date (including, without limitation, coverage under any Company disability plan then in effect); and (E) payment of the SERP that the Executive is entitled to under SECTION 1(e)(vii) in accordance with its terms. In addition, any unvested stock options held by the Executive will vest immediately and all options held by the Executive will remain exercisable for one (1) year in the event of death or Disability and six (6) months in the event of Retirement following the Termination Date, but in no event later than the expiration date of such stock option as specified in the applicable grant letter.

          (v) TIMING OF PAYMENT AND RELEASE. As a condition of receiving from the Company the payments and benefits provided for under this SECTION 1(g) which the Executive otherwise would not be entitled to receive, the Executive understands and agrees that, on the Termination Date, he will be required to execute a release of all claims against the Company in substantially the form attached hereto as Exhibit I (the "RELEASE") as may be modified by the Company in good faith to reflect changes in law or its employment practices. The Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing the Release. The Executive agrees that he will consult with his attorney prior to executing the Release. The Executive and the Company agree that the Executive has a period of seven (7) days following the execution of the Release within which to revoke the Release. The parties also acknowledge and agree that the Release shall not be effective or enforceable until the seven (7) day revocation period expires. The date on which this seven (7) day period expires shall be the effective date of the Release (the "RELEASE EFFECTIVE DATE"). The Company shall make all payments required under this Agreement, except to the extent that such payments are to be made over time, within five (5) business days following the Release Effective Date. In the event of a termination for Cause or by reason of the Executive's death, the Company shall make any payments under this SECTION 1(g) within five (5) business days of the Termination Date, except to the extent that such payments are to be made over time. The Executive understands that as used in this SECTION 1(g)(iv), the "Company" includes its past, present and future officers, directors, trustees, shareholders, employees, agents, subsidiaries, affiliates, distributors, successors, and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored, by the Company, and any other person related to the Company.

          Except as specifically provided in this SECTION 1(g) or required under applicable law, the Executive will not be eligible to receive any salary, bonus or other compensation or benefits described in SECTION 1(e) with respect to any future periods after the

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     Termination Date; provided, however, the Executive shall have the right to receive all compensation and benefits to which he is entitled under any benefit plans of the Company to the extent he is fully vested as of the effective date of the termination of the Executive's employment by the Company pursuant to the terms and conditions of such employee benefit plans.

     SECTION 2. CONFIDENTIALITY. For purposes of this Section 2, the term "Company" shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns. The term "Company's Business" shall mean the business of developing, manufacturing, selling or distributing high-performance alloys for service in severe corrosion and high temperature applications.

     (a) CONFIDENTIAL INFORMATION. As used in this Agreement, "CONFIDENTIAL INFORMATION" means any and all confidential, proprietary or other information, whether or not originated by the Executive or the Company, which is in any way related to the past or present Company's Business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company's existing and potential customers and vendors; (ii) any contacts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted, disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company's products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company; and (viii) any other information relating to the Company which was obtained by the Executive in connection with his employment by the Company, whether before, on or after the Effective Date.

     (b) NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Executive's unauthorized use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the Executive agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information except (i) as required for the performance of the Executive's duties hereunder, (ii) with the express written consent of the Company, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Executive's breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Executive shall cooperate with the Company in attempting to keep such information confidential. The Executive shall follow all Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times. The Company shall reimburse the Executive for all reasonable

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expenses and costs he may incur as a result of cooperating under this SECTION
2(b), upon receipt of proper documentation.

     (c) OWNERSHIP OF CONFIDENTIAL INFORMATION. The Executive acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the Executive shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Executive pertaining to the Company's Business, including, but not limited to, any containing Confidential Information.

     (d) SURVIVAL. The Executive's obligations set forth in this SECTION 2, and the Company's rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the Executive's employment by the Company, regardless of the reason therefor.

     SECTION 3. RESTRICTIVE COVENANTS. For purposes of this SECTION 3, the term "Company" shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

     (a) NON-COMPETITION. During the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), the Executive shall not, directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that the Executive performed for the Company during the Executive's employment by the Company or otherwise. In addition, the Executive shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, tend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

     (b) NON-SOLICITATION. During the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below) or prospective Customers with whom the Executive had contact at any time during the Executive's employment by the Company; (ii) divert or attempt to divert any business of the Company to any, other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company's relationship with, any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or
(v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

     (c) DEFINITIONS. For purposes of this SECTION 3, the following definitions have the following meanings:

          (i) "COMPETITOR" means any Person that engages in a business that is the same as, or similar to, the Company's Business.

          (ii) "CUSTOMER" means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from Company within the immediately preceding twenty-four (24) month period.

          (iii) "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

          (iv) "RESTRICTED AREA" means, because the market for the Company's Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the Executive, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows:
     (A) everywhere in the world that has access to the Company's Business because of the availability of the Internet; (B) everywhere in the world that the Executive has the ability to compete with the Company's Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) Indiana and any state in which the Executive has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in the Company's Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during the Executive's employment by the Company; (I) within one hundred
     (100) miles of any location in which the Company had an office at any time during the Executive's employment by the Company; and (3) within one hundred (100) miles of any location in which the Executive provided services for the Company.

          (v) "RESTRICTED PERIOD" means the period of time during the Executive's employment by the Company plus a period of twenty-four (24) months from the Termination Date. In the event of a breach of this Agreement by the Executive, the Restricted Period will be extended automatically by the period of the breach.

     (d) SURVIVAL. The Executive's obligations set forth in this Section 3, and the Company's rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the Executive's obligations during the Restricted Period.

     (e) PUBLIC COMPANY EXCEPTION. The prohibitions contained in this SECTION 3 do not prohibit the Executive's ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the Executive has no other involvement with the company, (3) the Executive's interest is less than five percent (5%) of the shares of the company, and (4) the Executive makes full disclosure to the Company of the stock at the time that the Executive acquires the shares of stock.

     SECTION 4. ASSIGNMENT OF INVENTIONS. Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive while employed with the Company and which relate to or result from the actual or anticipated business, work, research or, investigation of the Company (collectively, "INVENTIONS"), shall be the sole and exclusive property of the Company. The Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the Invention relates
(i) to the Company's Business, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

     SECTION 5.   GENERAL.

     (a) REASONABLENESS. The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in
SECTION 3 and the time periods contained in SECTION 2 and SECTION 3, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of the Company's Business.

     (b) REMEDIES. The Executive recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the Executive agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against the Executive to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the Executive in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys' fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company's rights under this SECTION 5(b) or any other remedies of the Company, if a court of competent jurisdiction determines that the Executive breached any of the provisions of Section or
SECTION 3, Company will have the right to cease making any payments or providing any benefits otherwise due to the Executive under the terms and conditions of this Agreement.

     (c) CLAIMS BY EXECUTIVE. The Executive acknowledges and agrees that, any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

     (d) AMENDMENTS. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

     (e) WAIVER. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver, or a waiver of any subsequent breach by a party of any provision of this Agreement.

     (f) GOVERNING LAW; JURISDICTION. The laws of the State of New York shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state's choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective obligations and responsibilities under the New York and Indiana Uniform Trade Secrets Act. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement may be filed in the courts of the State of Indiana or the United States District Court sitting in Indianapolis, Indiana, and the parties hereto expressly waive any and all objections to personal jurisdiction, service of processor venue in connection therewith.

     (g) COMPLETE AGREEMENT; RELEASE. This Agreement constitutes a complete and total integration of the understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement, including but not limited to the Severance Agreement and the Employment Agreement. The Executive hereby unconditionally releases and discharges the Company from any and all claims, causes of action, demands, lawsuits or other charges whatsoever, known or unknown, directly or indirectly related to the Severance Agreement and the Employment } Agreement arising prior to the Effective Date.

     (h) SEVERABILITY. If a court having proper jurisdiction holds a particular provision of this Agreement unenforceable or invalid for any reason, that provision shall be modified only to the extent necessary in the opinion of such court to make it enforceable and valid and the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law. In the event the court determines such modification is not possible, the provision shall be deemed severable and deleted, and all other provisions of this Agreement shall remain unchanged and in full force and effect.

     (i) ENFORCEABILITY IN JURISDICTIONS. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in SECTIONS 2 AND 3 above upon the courts of any state within the geographical scope of such covenants. If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

     (j) FAIR DEALING. The Executive acknowledges that the Company has negotiated this Agreement in good faith and has been fair in its dealing with the Executive. The Executive shall not raise any defense and expressly waives any defense against the Company based upon any alleged breach of good faith or fair dealing by the Company in connection with this Agreement.

     (k) COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement. Facsimile transmission of the executed version of this Agreement or any counterpart hereof shall have the same force and effect as the original.

     (l) EXECUTIVE WARRANTIES. The Executive warrants and represents to the Company that the execution and performance of this Agreement does not and shall not violate any express or implied obligations of the Executive to any other person and that the Executive shall inform any prospective employer about the existence of this Agreement before accepting employment by such employer.

     (m) HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

     (n) THIRD PARTY BENEFICIARIES. The Company's affiliates and subsidiaries are expressly made third party beneficiaries of this Agreement.

     (o) NOTICES. Any notice required or permitted hereunder shall be personally delivered or mailed by certified mail, return receipt requested, to the addresses of the parties set out on the signature pages hereto, or as changed from time to time by notice as provided herein.

     (p) SUCCESSORS AND ASSIGNS. The Executive shall not assign or transfer any of his rights or obligations under this Agreement to any individual or entity. The Company may assign its rights hereunder to any of its affiliates or to any individual or entity who or that shall acquire or succeed to, by operation of law or otherwise, all or substantially all of the assets of the Company or the Company's Business. All provisions of this Agreement are binding upon, shall inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

     (q) OPPORTUNITY TO CONSULT COUNSEL. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS BEEN GIVEN ADEQUATE OPPORTUNITY, AND HAS BEEN ENCOURAGED BY THE COMPANY, TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE CONCERNING THE TERMS HEREOF BEFORE EXECUTING THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have made this Agreement effective as of the Effective Date.

                              COMPANY

                              HAYNES INTERNATIONAL, INC.

                              By: :  /s/ Marcel Martin
                                    ------------------------------------------

                              Printed:   Marcel Martin
                                        ----------------------------------------

                              Title:   V.P. Finance, CFO
                                      ------------------------------------------

                              1020 W. Park Avenue
                              P.O. Box 9013
                              Kokomo, IN 46904-9013


                              EXECUTIVE


                              /s/ Francis J. Petro
                              --------------------------------------------------
                              Francis J. Petro
                              4957 Belrush Road
                              Syracuse, NY 13215

     [Exhibit I - Form of Release of Claims has been omitted from the Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is filed as Exhibit 10.08 to the Registration Statement. The Registrant will furnish supplementally a copy of any of the omitted exhibit to the SEC upon request from the SEC.]